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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

NetGravity, Inc. and Subsidiaries:

    We consent to incorporation by reference herein of our reports dated January 27, 1999, relating to the consolidated balance sheets of NetGravity, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998, and the related financial statement schedule, which reports appear in the December 31, 1998, annual report on Form 10-K of NetGravity, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.

                                          /s/ KPMG LLP

                                          KPMG LLP

San Francisco, California
March 29, 1999